Sheet1

ML Multi-State Municipal Series Trust
Series Number: 7
File Number: 811-4375
CIK Number: 774013
Merrill Lynch Texas Municipal Bond Fund
For the Period Ending: 07/31/2001

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended July 31, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

03/15/01	$1,000	Harris Co. TX Health Facs	5.00%	02/15/2027
05/17/01	$200	Harris Co. TX Health Facs	5.00%	02/15/2027
05/18/01	$200	Harris Co. TX Health Facs	5.00%	02/15/2027
06/01/01	$200	Harris Co. TX Health Facs	5.00%	02/15/2027
06/14/01	$300	Harris Co. TX Health Facs	5.00%	02/15/2027

Last Updated on 09/27/2001
By Karen Lang